Shareholder meeting results (Unaudited)
April 23, 2015 annual meeting
At the meeting, a proposal to fix the
number of Trustees at 14 was approved as follows:

Votes for   Votes against   Abstentions
45,384,632    4,164,295        1,190,236


At the meeting, each of the nominees for Trustee was elected as follows:

                Votes for   Votes withheld
Liaquat Ahamed   44,078,308      6,660,863
Ravi Akhoury     44,033,523      6,705,648
Barbara M. Baumann 44,254,245    6,484,926
Jameson A. Baxter  47,305,883   3,433,288
Charles B. Curtis* 47,286,505   3,452,666
Robert J. Darretta 44,235,607   6,503,564
Katinka Domotorffy 44,144,579   6,594,592
John A. Hill       47,356,445   3,382,726
Paul L. Joskow     44,216,976   6,522,195
Kenneth R. Leibler 44,222,762   6,516,409
Robert E. Patterson 47,307,378  3,431,793
George Putnam, III   47,347,373 3,391,798
Robert L. Reynolds   44,225,469 6,513,702
W. Thomas Stephens   44,212,662 6,526,509

A proposal to convert the fund to an open-end investment company was not approved, as follows:

Votes for    Votes against Abstentions
15,633,279    14,661,233     789,043
All tabulations are rounded to the nearest whole number.

*Mr. Curtis retired from the Board of Trustees of the Putnam funds on June 30, 2015.